Exhibit 99.1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of March 16, 2023, by and among Longview Innovation Corp., IPG Cayman LP, IPG USA SCO LP and CT SPV Investment LP.

The parties to this Agreement agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Schedule 13D or Schedule 13G, and any and all amendments thereto, and any other document relating thereto required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

LONGVIEW INNOVATION CORP.

By:	/s/ Brandon Fleishman
Name:	Brandon Fleishman
Title:	General Counsel

IPG CAYMAN LP
By: IPG USA (GP) LLC, its General Partner
By: Longview Innovation Corp., its Fund Manager

By:	/s/ Brandon Fleishman
Name:	Brandon Fleishman
Title:	Authorized Signatory

IPG USA SCO LP
By:	Longview Innovation Corp., its delegated manager

By:	/s/ Brandon Fleishman
Name:	Brandon Fleishman
Title:	Authorized Signatory

CT SPV INVESTMENT LP

By: Longview Innovation Corp., its general partner

By:	/s/ Brandon Fleishman
Name:	Brandon Fleishman
Title:	Authorized Signatory